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Exhibit 99.6

        [CITY NATIONAL CORPORATION LETTERHEAD]

EXCHANGE AGENT AGREEMENT

                    , 2003

U.S. Bank National Association
550 South Hope Street
5th Floor
Los Angeles, CA 90071
Attention: Corporate Trust (Fonda Hall)

Ladies and Gentlemen:

        City National Corporation, a Delaware corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $225,000,000 principal amount of its 5.125% senior notes due 2013 which have been registered under the Securities Act of 1933, as amended (the "Exchange Notes"), for a like principal amount of its outstanding 5.125% senior notes due 2013 (the "Outstanding Notes"). The Exchange Notes are to be issued by the Company pursuant to the terms of an Indenture, dated as of February 13, 2003, by and between the Company and U.S. Bank National Association, as trustee. The terms and conditions of the Exchange Offer are set forth in a prospectus (the "Prospectus") included in the Company's registration statement on Form S-4 (File No. 333-            ), as it may be amended from time to time (the "Registration Statement"), filed with the Securities and Exchange Commission, and proposed to be distributed to all record holders of the Outstanding Notes. Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Prospectus or the accompanying Letter of Transmittal.

        The Company hereby appoints U.S. Bank National Association (hereinafter "you") to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer, and you hereby accept this appointment, subject to the provisions hereof.

        The Exchange Offer is expected to be commenced by the Company on or about            , 2003. The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, either the Letter of Transmittal or the agent's message) is to be used by the holders of the Outstanding Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Outstanding Notes tendered.

        The Exchange Offer shall expire at 5:00 P.M., New York City time, on            , 2003, or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving notice to you before 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

        The Company expressly reserves the right, in its sole discretion, to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange. The Company will give notice of any amendment, termination or non-acceptance to you as promptly as practicable.

        In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

        1.    You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer," in the Letter of Transmittal accompanying the Prospectus or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing.

        2.    You will establish an account with respect to the Outstanding Notes at The Depository Trust Company ("DTC") for purposes of the Exchange Offer, to the extent required under applicable DTC procedures, within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC's systems may, until the Expiration Date, make book-entry delivery of the Outstanding Notes by causing DTC to transfer such Outstanding Notes into your account in accordance with DTC's procedures for such transfer. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof) or an agent's message, properly completed and duly executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Exchange Offer must be complied with.

        3.    You are to examine each of the Letters of Transmittal and certificates for Outstanding Notes (and confirmation of book-entry transfers of Outstanding Notes into your account at DTC) and any other documents delivered or mailed to you by or for holders of the Outstanding Notes, to ascertain whether: (i) the Letters of Transmittal, certificates and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and that such Book-Entry Confirmations are in due and proper form and contain the information required to be set forth therein, (ii) the Outstanding Notes have otherwise been properly tendered in compliance with the requirements set forth in the section of the Prospectus captioned "The Exchange Offer—Procedures for Tendering" and in the Letter of Transmittal, (iii) the Outstanding Notes tendered in part are tendered in principal amounts of $1,000 and integral multiples thereof and, if any Outstanding Notes are tendered for exchange in part, the untendered principal amount thereof is $1,000 or any integral multiple thereof, and (iv) holders have provided their Tax Identification Number or required certification. In each case where the Letter of Transmittal or any other document has been improperly completed or executed, or where Book-Entry Confirmations are not in due and proper form or omit certain information, or any of the certificates for Outstanding Notes are not in proper form for transfer or some other irregularity or deficiency in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity or deficiency to be corrected. You will stamp each Letter of Transmittal you receive with the day, month and approximate time of receipt.

        4.    With the approval of the President, any Vice President, the Secretary or any Assistant Secretary of the Company or any other person designated by such an officer in writing, you are authorized to waive any irregularities or deficiencies in connection with any tender of Outstanding Notes pursuant to the Exchange Offer.

        5.    At the written request of the Company or its counsel, you shall notify tendering holders of Outstanding Notes in the event of any extension, termination or amendment of the Exchange Offer. In the event of any such termination, you will return all tendered Outstanding Notes to the persons entitled thereto, at the request and expense of the Company.

        6.    Tenders of Outstanding Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer," and Outstanding Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 6, Outstanding Notes which the President, any Vice President, the Secretary or any Assistant Secretary of the Company or any other person designated by any such person shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing). Exchange Notes are to be issued in exchange for Outstanding Notes pursuant to the Exchange Offer only (i) against deposit with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in Instruction 1 of the Letter of Transmittal, within three New York Stock Exchange trading days after the Expiration Date, of certificates for the Outstanding Notes, together with executed Letters of Transmittal and any other documents required by the Exchange Offer or (ii) in the event that the holder is a participant in DTC's system, by the utilization of DTC's book-entry procedures and any evidence required by the Exchange Offer.

        7.    You shall advise the Company with respect to any Outstanding Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Outstanding Notes.

        8.    You shall accept tenders:

          (a)  in cases where the Outstanding Notes are registered in two or more names only if signed by all named holders;

          (b)  in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority so to act is submitted; and

          (c)  from persons other than the registered holder of Outstanding Notes provided that customary transfer requirements, including those regarding any applicable transfer taxes, are fulfilled.

        You shall accept partial tenders of Outstanding Notes when so indicated and as permitted in the Letter of Transmittal and deliver certificates for Outstanding Notes to the Security Registrar for split-up and return any untendered Outstanding Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

        9.    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you of its acceptance, promptly after the Expiration Date, of all Outstanding Notes properly tendered and you, on behalf of the Company, will exchange such Outstanding Notes for Exchange Notes and cause such Outstanding Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the Outstanding Notes tendered promptly after notice of acceptance of said Outstanding Notes by the Company; provided, however, that in all cases, Outstanding Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Outstanding Notes (or confirmation of book-entry transfer into your account at DTC), a properly completed and, except as described in the section of the Prospectus captioned "The Exchange Offer—Procedures for Tendering," duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. Unless otherwise instructed by the Company, you shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

        10.  Tenders, pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date, in accordance with the terms of the Exchange Offer.

        11.  The Company shall not be required to exchange any Outstanding Notes tendered if any of the conditions set forth in the Exchange Offer are not met. You shall be notified of any decision by the Company not to exchange any Outstanding Notes tendered.

        12.  If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Outstanding Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Outstanding Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).

        13.  All certificates for reissued Outstanding Notes, unaccepted Outstanding Notes or for Exchange Notes (other than those effected by book-entry transfer) shall be forwarded by (a) first-class certified mail, return receipt requested, under a blanket surety bond obtained by you protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured by you separately for the replacement value of each of such certificates.

        14.  You are not authorized to pay or offer to pay any concessions, commissions or other solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

        15.  As Exchange Agent hereunder, you:

          (a)  shall have no duties or obligations other than those specifically set forth in the Prospectus, the Letter of Transmittal or herein or as may be subsequently agreed to in writing by you and the Company;

          (b)  will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates for the Outstanding Notes deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

          (c)  shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability for you, unless you shall have been furnished with reasonable indemnity;

          (d)  may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

          (e)  may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall reasonably and in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

          (f)    may consult with your counsel with respect to any questions relating to your duties and responsibilities, and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the written opinion of such counsel; and

          (g)  shall not advise any person tendering Outstanding Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of Outstanding Notes or as to the market value, decline or appreciation in market value of any Outstanding Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the Exchange Notes;

provided, however, that in no way will your general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing.

        16.  You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to promptly furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company to all registered holders of Outstanding Notes and all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request.

        17.  You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing (substantially as set forth in Exhibit B hereto) to Michael B. Cahill, Executive Vice President, General Counsel and Secretary, of the Company (telephone number (310) 888-6266, facsimile number (310) 888-6362) and to Heng W. Chen, Executive Vice President, Finance, of the Company (telephone number (213) 347-2646, facsimile number (213) 347-2620) and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested), up to and including the Expiration Date, as to the number and aggregate principal amount of Outstanding Notes which have been duly tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer, including the identity of the holders of Outstanding Notes who have not tendered such Outstanding Notes as of the date such request was made. You shall prepare a final list of all persons whose tenders were accepted, the number and aggregate principal amount of Outstanding Notes tendered, the number and aggregate principal amount of Outstanding Notes accepted and the identity of any participating broker-dealers and the number and aggregate principal amount of Exchange Notes delivered to each, and deliver said list to the Company.

        18.  Letters of Transmittal, Book-Entry Confirmations and Notices of Guaranteed Delivery received by you shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by you to the Company. You shall dispose of unused Letters of Transmittal and other surplus materials, upon consultation with the Company, in accordance with your customary procedures.

        19.  Subject to the terms and conditions expressly set forth in this Agreement, you hereby agree to take all other actions customary, reasonable and necessary, in your good faith judgment, to effect the matters contemplated hereby.

        20.  You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan, credit or other agreement with you or for compensation owed to you hereunder or under any other agreement.

        21.  For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on the Schedule attached as Exhibit A hereto.

        22.  You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery and related documents, or forms thereof, and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

        23.  The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you in good faith to be valid, genuine and sufficient; provided, however, that anything in this Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or by facsimile which is confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate, at its own expense, in the defense of any such claim or other action, and, if the company so elects, the Company may assume the defense of any pending or threatened action against you in respect of which indemnification may be sought hereunder, in which case the Company shall not thereafter be responsible for the subsequently incurred fees and disbursements of legal counsel for you under this paragraph; provided that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both you and the Company and representation of both parties by the same legal counsel would, in the written opinion of your counsel, be inappropriate due to conflicting interests between you and the Company. You understand and agree that the Company shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you.

        24.  You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required, in certain instances, to deduct thirty percent (30%) with respect to interest paid on the Exchange Notes and proceeds from the sale, exchange, redemption or retirement of the Exchange Notes from holders who have not supplied their correct Taxpayer Identification Numbers or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

        25.  THIS AGREEMENT AND YOUR APPOINTMENT AS EXCHANGE AGENT HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, AND WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America located in the State of California for any litigation arising out of or relating to this Agreement (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the California Courts and agree not to plead or claim in any California Court that such litigation brought therein has been brought in an inconvenient forum.

        26.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and its successor and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Outstanding Notes or Exchange Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        27.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

        28.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        29.  This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged; provided, however, that you agree to follow and to act upon any written amendments, modifications or supplements to these instructions (provided such amendments, or supplements are reasonably acceptable to you), any of which may be given to you by the President, any Vice president or the Secretary of the Company or such other person or persons as they shall designate in writing.

        30.  Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing, shall be delivered by hand, facsimile, overnight courier or First Class Mail, postage prepaid, shall be deemed given when received, and shall be given to such party, addressed to it, at its address or telecopy number set forth below (or to such other addresses as they shall designate from time to time in writing, forwarded in like manner):

If to the Company, to:

  City National Corporation.
  400 North Roxbury Drive
  Beverly Hills, CA 90210-5021
  Telephone: (310) 888-6266
  Telecopy: (310) 888-6362
  Attention: General Counsel

If to the Exchange Agent, to:

  U.S. Bank National Association
  550 South Hope Street
  5th Floor
  Los Angeles, CA 90071
  Telephone: (213) 533-8765
  Telecopy: (213) 533-8777
  Attention: Corporate Trust (Fonda Hall)

        31.  Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 18, 21, 23 and 24 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Exchange Notes, funds or property then held by you as Exchange Agent under this Agreement.

        32.  This Agreement shall be binding and effective as of the date hereof.

        Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

CITY NATIONAL CORPORATION
		By:	Name: Michael B. Cahill Title: Executive Vice President, General Counsel and Secretary
Accepted as of the date first above written:
U.S. BANK NATIONAL ASSOCIATION, as Exchange Agent
By:	Name: Fonda Hall Title: Vice President

EXHIBIT A

FEE SCHEDULE FOR
EXCHANGE AGENT SERVICES

        The Exchange Agent, for serving in such capacity pursuant to this Agreement, shall receive a flat fee of $                              , payable on or before the commencement of the Exchange Offer, and shall be entitled to reimbursement of out-of-pocket expenses, including reasonable fees of outside counsel (if any), incurred in connection with completing its duties pursuant to this Agreement.

10

EXHIBIT B

[SAMPLE REPORT]

Date: , 2003 Report Number: 001 As of Date: , 2003

Ladies & Gentlemen:

As Exchange Agent for the Exchange Offer dated                        , 2003, we hereby render the following report:

Principal Amount previously received:

Principal Amount received today:

Principal Amount received against Guarantees:

Principal Amount withdrawn today:

Total Principal Amount received to date:

RECAP OF PRINCIPAL AMOUNT REPRESENTED BY GUARANTEES

Guarantees previously outstanding:

Guarantees received today:

Guarantees settled today:

Guarantees withdrawn today:

Guarantees outstanding:

Total Principal Amount and Guarantees Outstanding:

Very truly yours,
Reorganization Operations Dept.

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EXCHANGE AGENT AGREEMENT
FEE SCHEDULE FOR EXCHANGE AGENT SERVICES
[SAMPLE REPORT]